Exhibit 10.1

Tocagen Inc.

Annual Incentive Plan

1.	Purpose

The Tocagen Inc. Annual Incentive Plan (the “Plan”) is designed to provide annual bonuses to individuals who make an important contribution to the success of Tocagen Inc. (the “Company”).  The Plan is intended to provide individuals with incentives and rewards for achieving outstanding performance and to enhance the ability of the Company to attract and retain highly talented individuals.

2.	Administration

The Plan will be administered by the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Committee”) (each, a “Plan Administrator”).  The Plan Administrator will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Plan Administrator will in every case be final and binding on all persons having an interest in the Plan.

Notwithstanding the foregoing, certain aspects of the Plan as it applies to any individual who holds a position with the Company below the Vice President level and is not an “officer” of the Company (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) (a “Section 16 Officer”) may be administered by the Chief Executive Officer of the Company who is also a member of the Board (the “CEO”), as specifically provided in the Plan and subject to the Board’s delegation of such authority to the CEO, and in such event, the CEO will have the sole discretion and authority to administer and interpret such aspects of the Plan and be considered the Plan Administrator for such purposes, and the decisions of the CEO will in every case be final and binding on all such individuals.

3.	Plan Year

For purposes of the Plan, the Company’s fiscal year will be the “Plan Year”, and the Plan will first apply to the Plan Year commencing on January 1, 2017.

4.	Eligibility
(a)	Participation

Each full time employee of the Company is eligible to participate in the Plan and shall be considered a “Participant” in the Plan; any employee who is not expressly classified by the Company as a “regular” employee, such as temporary or contract employee and intern, is not eligible to be a Participant.   Any other individual who provides services to the Company or an affiliate may become a Participant in the Plan if such individual is specifically so designated in writing by the Plan Administrator.

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Unless otherwise specified by the Plan Administrator or expressly provided in a written agreement between a Participant and the Company, an individual who commences employment with the Company during the first three calendar quarters of a Plan Year may become a Participant for such Plan Year, commencing on the date such individual commences employment with the Company (provided such individual meets all other eligibility criteria for participation in the Plan); an individual who commences employment with the Company in the last calendar quarter of a Plan Year may not become a Participant until the Plan Year following the calendar year in which such individual commenced employment.

(b)For each Plan Year, each Participant will be granted an award of a contingent right to a future payment under the Plan (an “Award”) for such Plan Year, the payment of which is contingent upon achievement of the applicable performance goals established by the Plan Administrator (as described in Section 5(b)).

(c)Award Payments

Except as otherwise provided (i) in any other written plan or policy maintained by the Company, (ii) in a written agreement between a Participant and the Company, or (iii) by the Plan Administrator, in order to be eligible to receive payment of an Award for any Plan Year, a Participant must meet the following criteria: (A) continue to be a full-time employee of the Company from the date his or her participation in the Plan commences for such Plan Year through the date that Awards for such Plan Year are paid under the Plan; and (ii) comply with any rules of the Plan established by the Plan Administrator.

5.	Method for Establishing and Determining Awards

(a)Establishment of Target Awards

For each Plan Year, the Plan Administrator will establish the following for each Participant: (i) a target award opportunity under the Plan (“Target Award”), expressed either as a percentage of such Participant’s Base Salary or as a set dollar amount; (ii) the percentage of such Target Award attributable to corporate performance goals; and (iii) the percentage of such Target Award attributable to individual performance goals, as applicable.  The Plan Administrator will determine, in its sole discretion, at what time the Target Award is established and whether the Target Award is communicated to the Participant and is not obligated to treat all Plan Participants similarly.

Notwithstanding the foregoing, if a Participant’s employment agreement or offer letter agreement with the Company provides for a greater target award opportunity than such Participant’s Target Award for any Plan Year, then for purposes of the Plan, such greater target award opportunity will be deemed to be such Participant’s Target Award for such Plan Year.

For purposes of the Plan, “Base Salary” for a Participant means the total amount of base salary or base pay earned by such Participant during the applicable Plan Year while such individual is a Participant.  Base Salary does not include any bonuses, commissions or other incentive compensation, amounts received or otherwise recognized in connection with equity awards, expense reimbursements, relocation payments, overtime or shift differential payments, contributions made by the Company under any employee benefit plan, the value of any employee

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benefits or perquisites paid for by the Company, or any other similar items of compensation.  Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any Company-sponsored plan.

(b)Establishment of Performance Goals

For each Plan Year, the Plan Administrator will establish the following for each Participant: (i) one or more performance goals (which may be corporate performance goals and/or individual performance goals) and (ii) the relative weights, if any, of such performance goals and (iii) such other terms and conditions of the Award, if any, the Plan Administrator determines appropriate in its discretion (and in accordance with the terms of the Plan).    The Plan Administrator will make such determinations under this Section 5(b) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Plan Participants similarly.

(c)Evaluation of Performance Results

Following the end of each Plan Year, the Plan Administrator will determine whether (and to what extent) the performance goals established for such Plan Year pursuant to Section 5(b) have been achieved, provided that the extent to which corporate performance goals are determined achieved will be made solely by the Board and/or the Committee.

(d)Determination of Actual Awards

For each Plan Year, the Plan Administrator will determine the amount of any actual Award for each Participant (which may be below, at or above such Participant’s Target Award) based on (i) the extent to which the performance goals established for such Plan Year pursuant to Section 5(b) have been achieved (and any relative weighting of such performance goals) and (ii) such Participant’s Target Award for such Plan Year.  Notwithstanding the foregoing, the Plan Administrator will have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan and may take into consideration such other factors as it determines appropriate, in its sole discretion, in determining the amount of any actual Award for any Participant. Awards will additionally be subject to any maximum limitation approved by the Plan Administrator for the applicable Plan Year.

6.	Payment of Awards

Following, and subject to, the Plan Administrator’s determination of actual Awards for a Plan Year pursuant to Section 5(d), the Plan Administrator will approve the payment of Awards for such Plan Year.  The payment of Awards under the Plan will be made as soon as practicable after such certification and approval.

All Awards under the Plan will be paid in the form of cash or, if approved by the Board or the Committee, a Stock Award (as defined in the Company’s 2017 Equity Incentive Plan), as determined by the Plan Administrator in its sole discretion.  The terms and conditions of any such Stock Award will be determined by the Plan Administrator in its sole discretion.

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7.	Miscellaneous

(a)Withholding of Compensation.  The Company will deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order.  The Company reserves the right to require a Participant to satisfy such deduction and withholding obligation in such manner as specified by the Company under applicable law, in the event that amounts payable to Participants under the Plan are not paid in the form of cash.

(b)Plan Funding.  The Plan will be unfunded.  Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Awards under the Plan.

(c)Amendment or Termination of the Plan.  The Plan may be amended or terminated at any time by the Board or the Committee.

(d)No Guarantee of Continued Service.  The Plan will not confer any rights upon an employee to remain in service with the Company or any affiliate of the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company or any affiliate of the Company to terminate an employee’s service with the Company (or affiliate, if applicable) for any reason, with or without cause or notice.

(e)No Assignment or Transfer.  None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any individual employee or Participant.  Any purported assignment or transfer by any employee or Participant will be void.  Participation in the Plan does not give any individual any ownership, security, or other rights in any assets of the Company.

(f)Validity.  In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

(g)Governing Documents.  Each Award under the Plan shall be governed by the provisions of the Plan as set forth herein.  This Plan contains the entire agreement between the Company and each Participant on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

(h)Clawback/Recovery.  All Awards and payouts under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions in an individual written agreement with the Participant as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of a previous payment under the Plan in Company common stock or cash upon the occurrence of an event constituting

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“cause” as defined in the Company’s 2017 Equity Incentive Plan. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(i)Governing Law.  The rights and obligations of any employee under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

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